Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2011 THIRD QUARTER RESULTS

Mentor, Ohio (February 8, 2011) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2011 third quarter ended December 31, 2010. Fiscal 2011 third quarter revenue was $328.3 million compared with $327.8 million in the third quarter of fiscal 2010, with growth in the Healthcare and Isomedix segments offset by a decline in the Life Sciences segment.

During the third quarter of fiscal 2011 the Company recorded a pre-tax operating expense charge of $19.8 million ($13.1 million or $0.22 per diluted share after tax) for the settlement of the previously reported SYSTEM 1® class action litigation. This settlement is subject to, among other things, certification of the class and approval of the settlement by the court. In addition, fiscal 2011 third quarter net income was impacted favorably in the amount of $0.01 per diluted share due to a tax rate benefit from the previously announced SYSTEM 1 Rebate Program. In order to provide meaningful comparative analysis, the fiscal 2011 financial information provided in this press release excludes the impact of the SYSTEM 1 Rebate Program and the charge for the class action settlement, unless otherwise noted. Please refer to the attached schedules for additional information, including reconciliations from these “non-GAAP financial measures” to as reported results.

Fiscal 2011 third quarter operating income was $55.6 million compared with $59.4 million in the third quarter of fiscal 2010. Operating income for the third quarter of fiscal 2011 was negatively impacted by continued declines in SYSTEM 1 consumable (S20 Sterilant) volumes, as well as a higher portion of revenue coming from lower margin capital equipment products. Fiscal 2011 third quarter net income was $34.1 million, or $0.57 per diluted share, compared with net income of $41.0 million, or $0.69 per diluted share in the third quarter of fiscal 2010.

“During the third quarter, we began shipping our first SYSTEM 1E units. We are pleased to have received FDA clearance for the SYSTEM 1E chemical indicator, and we continue dialogue with the Agency regarding the clearance of a biological indicator for SYSTEM 1E,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Although we can not give assurance whether or when

STERIS Corporation

News Announcement

the Agency may clear our indicator, we believe our dialogue with the Agency has been constructive. We believe that SYSTEM 1E remains the best SYSTEM 1 transition alternative for most of our Customers’ needs, and we anticipate shipping approximately 1,000 SYSTEM 1E units this fiscal year.”

Segment Results

Healthcare revenue in the quarter grew 2% to $237.8 million compared with $233.3 million in the third quarter of fiscal 2010. Growth was driven by an 11% increase in capital equipment, reflecting solid performance from both surgical and infection prevention products. The growth was partially offset by a 7% decline in consumable revenue and a 3% decline in service revenue. Consumable revenue continued to be impacted by reductions in S20 Sterilant volumes and lower H1N1 product sales as compared to the prior year. Operating income was $40.2 million compared with $45.3 million in last year’s third quarter, primarily due to the declines in S20 volumes and a higher portion of revenue coming from lower margin capital equipment.

Life Sciences third quarter revenue was $51.2 million compared with $58.9 million in the third quarter of fiscal 2010, a decrease of 13%. Growth in consumable revenue of 6% and service revenue of 2% were not enough to offset a 35% decline in capital equipment revenue. The decline in capital equipment revenue was due to low order rates in the first half of the fiscal year. Life Sciences operating income was $7.3 million compared with $10.1 million in the prior year third quarter.

Fiscal 2011 third quarter revenue for Isomedix Services was $38.1 million compared with $35.0 million in the same period last year, an increase of 9%. Revenue benefitted from increased volumes from core medical device Customers. Operating income was $10.3 million in the quarter compared with $6.9 million in the third quarter of last year. As a reminder, fiscal 2010 third quarter operating income was negatively impacted by expenses of $1.7 million related to the Company’s decision to consolidate a facility and exit the E-beam materials modification business.

Cash Flow

Net cash provided by operations for the first nine months of fiscal 2011 was $83.4 million, compared with $158.7 million in the same period last year. Free cash flow (see note 1) for the first nine months of fiscal 2011 was $28.3 million, compared with $129.4 million in the prior year period. The

STERIS Corporation

News Announcement

decline in free cash flow was driven by increased working capital requirements, primarily due to inventory build of SYSTEM 1E, which totaled $37 million at the end of the quarter, and lower accounts receivable collections. In addition, capital spending increased significantly during the quarter, driven in part by the timing of cobalt purchases for Isomedix, which totaled $9.7 million, and an additional $8.4 million spent by Isomedix to purchase two previously leased facilities.

During the quarter, the Company repurchased 96,259 shares of its common stock at an average price of $34.25 per share for a total amount of $3.3 million. Approximately $184 million remains available for additional purchases under the current share repurchase authorization.

Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.15 per common share. The dividend is payable March 29, 2011 to shareholders of record at the close of business on March 1, 2011.

Outlook

As a result of lower shipment levels for SYSTEM 1E during fiscal 2011, the Company is reducing its outlook for revenue growth for fiscal 2011. Revenue for fiscal 2011 is currently anticipated to increase 2% compared with fiscal 2010 levels, compared with 5% growth expectations previously. The Company is maintaining its prior earnings outlook of $2.15 to $2.30 per diluted share for the full fiscal year. This outlook reflects certain key assumptions, some of which are listed below:

•	Healthcare revenue growth is expected to be in the low-single digits.

•	Life Sciences revenue is expected to decline in the low-single digits.

•	Isomedix revenue growth is expected to be in the high-single digits.

•	Excludes the reduction of revenue, operating income and tax rate related to the previously announced SYSTEM 1 Rebate Program.

•	Excludes the impact of any settlement related to the SYSTEM 1 class action litigation.

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of December 31, 2010.

•	The Company has assumed raw material costs will be approximately flat year over year.

STERIS Corporation

News Announcement

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	EBIT as a percent of revenue is anticipated to be approximately 16.5%.

•	The anticipated effective tax rate is approximately 36%.

For the full fiscal year 2011, free cash flow (see note 1) is currently anticipated to be in the range of $60 to $70 million, compared with prior expectations of $125 to $135 million. The decline in free cash flow expectations is due to increased working capital requirements, in particular SYSTEM 1E inventory. Capital expenditures are currently anticipated to be approximately $75 million.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time on February 8, 2011, either over the Internet at www.steris-ir.com or via phone by calling 1-800-871-1327 in the United States and Canada, and 1-203-369-3373 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

STERIS Corporation

News Announcement

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in the referenced release or conference call or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings or revenue trends or future financial results, including the outcome of the proposed settlement of the SYSTEM 1 class action litigation. References to products, the consent decree, or the transition or rebate program, or the settlement agreement, are summaries only and do not alter or modify the specific terms of the decree, agreement, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications or the Company’s rebate program, transition plan or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to previously disclosed FDA warning letters, government investigations, the December 3, 2009 or February 22, 2010 FDA notices, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the Reliance EPS System, the outcome of any pending FDA requests and clearances, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or anticipated rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance or approvals, including without limitation SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our business, industry or initiatives including, without limitation, the consent decree, rebate program, and the transition from the SYSTEM 1 processing system or those matters described in our Form 10-K for the year ended March 31, 2010 and other securities filings, may adversely impact company performance, results, prospects or value, (g) the effect of the contraction in credit availability, as well as the ability of our Customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our securities filings including our Annual Report on Form 10-K for the year ended March 31, 2010 and the Form 10-Q for the quarter ended September 30, 2010 and other securities filings.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$328,283	$327,832	$932,001	$925,604
SYSTEM 1 Rebate Program	—	—	(102,313)	—

Revenues, net	328,283	327,832	829,688	925,604
Cost of revenues	191,269	188,349	531,862	528,630
Cost of revenues - SYSTEM 1 Rebate Program	—	—	7,691	—

Gross profit	137,014	139,483	290,135	396,974

Operating expenses:
Selling, general, and administrative	73,671	71,776	217,787	220,897
SYSTEM 1 class action settlement	19,796	—	19,796	—
Research and development	7,739	8,265	24,391	24,035
Restructuring expense	(23)	14	423	(313)

Total operating expenses	101,183	80,055	262,397	244,619

Income from operations	35,831	59,428	27,738	152,355
Non-operating expense, net	2,728	2,756	8,381	8,473
Income tax expense	11,338	15,666	7,091	45,250

Net income	$21,765	$41,006	$12,266	$98,632

Earnings per common share (EPS) data:
Basic	$0.37	$0.70	$0.21	$1.68

Diluted	$0.36	$0.69	$0.20	$1.66

Cash dividends declared per common share outstanding	$0.15	$2.11	$0.41	$2.33

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	59,233	58,962	59,329	58,711
Diluted number of common shares outstanding	60,176	59,758	60,161	59,281

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	December 31, 2010	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$192,288	$214,971
Accounts receivable, net	212,637	214,940
Inventories, net	167,258	121,135
Other current assets	69,527	25,411

Total Current Assets	641,710	576,457
Property, plant, and equipment, net	365,354	346,858
Goodwill and intangible assets, net	318,388	305,311
Other assets	26,939	9,776

Total Assets	$1,352,391	$1,238,402

Liabilities and Equity
Current liabilities:
Accounts payable	$73,697	$66,035
Accrued SYSTEM 1 Rebate Program and class action settlement	128,770	—
Other current liabilities	111,006	131,094

Total Current Liabilities	313,473	197,129

Long-term debt	210,000	210,000
Other liabilities	77,518	76,779
Equity	751,400	754,494

Total Liabilities and Equity	$1,352,391	$1,238,402

STERIS Corporation

Income Reconciliation

(In thousands, except per share data)

The following table presents financial measures which are considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. The Company has referred to results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs as well as the SYSTEM 1 class action settlement to provide meaningful comparative analysis between the periods.

	Three months ended December 31, 2010			Nine months ended December 31, 2010
	Results of Operations, excluding Rebate Program and class action settlement	Impact of SYSTEM 1 Rebate Program and class action settlement	As reported	Results of Operations, excluding Rebate Program and class action settlement	Impact of SYSTEM 1 Rebate Program and class action settlement	As reported
		(Unaudited)			(Unaudited)

Revenues	$328,283	$—	$328,283	$932,001	$(102,313)	$829,688
Cost of revenues	191,269	—	191,269	531,862	7,691	539,553

Gross profit	137,014	—	137,014	400,139	(110,004)	290,135
Operating expenses	81,387	19,796	101,183	242,601	19,796	262,397

Income from operations	55,627	(19,796)	35,831	157,538	(129,800)	27,738
Non-operating expenses, net	2,728	—	2,728	8,381	—	8,381

Income before income taxes	52,899	(19,796)	33,103	149,157	(129,800)	19,357
Income tax expense	18,842	(7,504)	11,338	54,255	(47,164)	7,091

Net income	$34,057	$(12,292)	$21,765	$94,902	$(82,636)	$12,266

Net income per common share:

Basic	$0.57	$(0.20)	$0.37	$1.60	$(1.39)	$0.21

Diluted	$0.57	$(0.21)	$0.36	$1.58	$(1.38)	$0.20

Weighted average number of common shares outstanding used in EPS computation:
Basic	59,233		59,233	59,329		59,329
Diluted	60,176		60,176	60,161		60,161

Effective income tax rate	35.6%		34.3%	36.4%		36.6%

STERIS Corporation

Segment Data & Income Analysis

(In thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:

Healthcare	$237,843	$233,277	$664,036	$656,887
SYSTEM 1 Rebate Program	—	—	(102,313)	—

Healthcare, net	237,843	233,277	561,723	656,887
Life Sciences	51,247	58,910	151,374	159,427
STERIS Isomedix Services	38,081	34,987	113,721	105,129

Total Reportable Segments	327,171	327,174	826,818	921,443
Corporate and Other	1,112	658	2,870	4,161

Total Segment Revenues	$328,283	$327,832	$829,688	$925,604

The following table presents financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. The Company has referred to results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs as well as the SYSTEM 1 class action settlement to provide meaningful comparative analysis between the periods.

	Three Months Ended December 31,
	2010			2009
	(Unaudited)			(Unaudited)

Segment Operating Income (Loss) Excluding SYSTEM 1 Rebate program and class action settlement:	As Reported	Impact of SYSTEM 1 Rebate Program and class action settlement	Total	Total As Reported

Healthcare	$20,389	$(19,796)	$40,185	$45,254
Life Sciences	7,345	—	7,345	10,123
STERIS Isomedix Services	10,250	—	10,250	6,929

Total Reportable Segments	37,984	(19,796)	57,780	62,306
Corporate and Other	(2,153)	—	(2,153)	(2,878)

Total Operating Income	$35,831	$(19,796)	$55,627	$59,428

	Nine Months Ended December 31,
	2010			2009
	(Unaudited)			(Unaudited)

Segment Operating Income (Loss) Excluding SYSTEM 1 Rebate program and class action settlement:	As Reported	Impact of SYSTEM 1 Rebate Program and class action settlement	Total	Total As Reported

Healthcare	$(19,460)	$(129,800)	$110,340	$113,722
Life Sciences	23,075	—	23,075	23,442
STERIS Isomedix Services	30,858	—	30,858	22,669

Total Reportable Segments	34,473	(129,800)	164,273	159,833
Corporate and Other	(6,735)	—	(6,735)	(7,478)

Total Operating Income	$27,738	$(129,800)	$157,538	$152,355

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$12,266	$98,632
Non-cash items	430	54,304
Change in Accrued SYSTEM 1 Rebate Program and class action settlement	128,770	—
Changes in operating assets and liabilities	(58,069)	5,732

Net cash provided by operating activities	83,397	158,668

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(56,390)	(29,839)
Proceeds from sale of property, plant, equipment and intangibles	1,298	574
Equity investment in joint venture	(16,900)	(1,500)
Investments in businesses, net of cash acquired	(4,000)	—

Net cash used in investing activities	(75,992)	(30,765)

Financing Activities:
Proceeds under credit facilities, net	—	100,000
Repurchases of common shares	(19,900)	(289)
Cash dividends paid to common shareholders	(24,344)	(137,509)
Stock option and other equity transactions, net	10,813	12,339
Tax benefit from stock options exercised	2,197	1,927

Net cash used in financing activities	(31,234)	(23,532)
Effect of exchange rate changes on cash and cash equivalents	1,146	6,868

(Decrease) increase in cash and cash equivalents	(22,683)	111,239
Cash and cash equivalents at beginning of period	214,971	154,180

Cash and cash equivalents at end of period	$192,288	$265,419

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Nine Months Ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:

Cash flows from operating activities	$83,397	$158,668
Purchases of property, plant, equipment, and intangibles, net	(56,390)	(29,839)
Proceeds from the sale of property, plant, equipment, and intangibles	1,298	574

Free Cash Flow	$28,305	$129,403

STERIS Corporation

Unaudited Supplemental Financial Data - Excluding SYSTEM 1 Rebate Program and Class Action Settlement

Third Quarter Fiscal 2011

As of December 31, 2010

	FY 2011	FY 2011	FY 2010	FY 2010
	Q3	YTD	Q3	YTD
Total Company Revenues
Capital	$135,121	$358,681	$132,541	$344,390
Consumables	77,501	230,618	81,531	242,317
Service	115,661	342,702	113,760	338,897

Total Recurring	193,162	573,320	195,291	581,214

Total Revenues	$328,283	$932,001	$327,832	$925,604

United States Revenues	$239,975	$704,016	$244,067	$706,165
United States Revenues as a % of Total	73%	76%	74%	76%
International Revenues	$88,308	$227,985	$83,765	$219,439
International Revenues as % of Total	27%	24%	26%	24%

Segment Data	Q3	YTD	Q3	YTD
Healthcare
Revenues
Capital	$118,333	$309,251	$106,835	$283,409
Consumables	61,553	182,478	66,494	197,263
Service	57,957	172,307	59,948	176,215

Total Recurring	119,510	354,785	126,442	373,478

Total Healthcare Revenues	$237,843	$664,036	$233,277	$656,887

Operating Income (Loss)	40,185	110,340	45,254	113,722

Life Sciences
Revenues
Capital	$16,788	$49,430	$25,697	$60,937
Consumables	15,948	48,140	15,037	45,054
Service	18,511	53,804	18,176	53,436

Total Recurring	34,459	101,944	33,213	98,490

Total Life Sciences Revenues	$51,247	$151,374	$58,910	$159,427

Operating Income (Loss)	7,345	23,075	10,123	23,442

Isomedix Services
Revenues	$38,081	$113,721	$34,987	$105,129
Operating Income (Loss)	10,250	30,858	6,929	22,669

Corporate and Other
Revenues	$1,112	$2,870	$658	$4,161
Operating Income (Loss)	(2,153)	(6,735)	(2,878)	(7,478)

Other Data	Q3	YTD	Q3	YTD
Healthcare Backlog	$178,546	n/a	$134,400	n/a
Life Sciences Backlog	42,521	n/a	45,362	n/a

Total Backlog	$221,067	n/a	$179,762	n/a

Free Cash Flow	$(1,002)	$28,305	$55,029	$129,403
Net Debt	$17,712	$17,712	$44,581	$44,581

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of backlog, free cash flow and net debt.